Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 of FP Technology, Inc (formerly Firepond, Inc., a wholly owned subsidiary of Jaguar Holdings, LLC) of our report, dated April 25, 2005, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 25, 2005, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Signature

SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP
Los Angeles, CA 90024
October 11, 2006